UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2015

HUDSON CITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26001	22-3640393
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

WEST 80 CENTURY ROAD

PARAMUS, NEW JERSEY 07652

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (201) 967-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.04	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans

Hudson City Bancorp, Inc. (“Hudson City”) previously sent a notice to participants in the Hudson City Savings Bank Profit Incentive Bonus Plan (the “PIB Plan”) and participants in the Employee Stock Ownership Plan of Hudson City Savings Bank (the “ESOP” and together with the PIB Plan, the “Plans”) informing them of a “blackout period” under the Plans (the “Blackout Period”). The purpose of the Blackout Period was to enable the trustee of the PIB Plan and the record keeper of the ESOP to process participants’ elections with respect to shares of common stock of Hudson City held in their respective individual account balances under the Plans in connection with the closing of the merger transaction with M&T Bank Corporation (“M&T’).

As described in Item 8.01, which is incorporated herein by reference, the election process regarding the merger consideration with respect to Hudson City’s merger with a wholly owned subsidiary of M&T has been suspended. As a result, the Blackout Period involving the Plans scheduled to begin on April 21, 2015 and end during the week of May 10, 2015, has been suspended. A rescheduled Blackout Period has not been determined at this time.

The Blackout Period required under Section 306(a)(6) of the Sarbanes-Oxley Act of 2002 and Rule 104 of SEC Regulation BTR has also been suspended.

Written notices of the suspension will be sent out to PIB Plan participants, ESOP participants and directors and executive officers of Hudson City as soon as reasonably practicable.

Item 8.01	Other Events

On April 6, 2015, Hudson City issued a press release announcing that it had been advised by M&T, late in the afternoon on April 3, 2015, that the Federal Reserve Board will not act on M&T’s merger application by April 30, 2015 - the date after which either Hudson City or M&T can terminate the merger transaction if the closing has not occurred. As a result, the merger will not close by the previously announced target closing date of May 1, 2015.

As a result of the Federal Reserve’s decision to not act at this time, the election process regarding the merger consideration that is currently underway has been suspended.

A copy of the Company’s press release is attached as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit

99.1	Press Release dated April 6, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON CITY BANCORP, INC.

By:	/s/ Anthony J. Fabiano
Anthony J. Fabiano
President and Chief Operating Officer

Dated: April 6, 2015